EXHIBIT 5.1

[Letterhead of Morrison & Foerster LLP]

January 19, 2005

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, California 92614

Re:	Registration Statement on Form S-4 (No. 333-121436)

Ladies and Gentlemen:

We have acted as counsel to Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the “Company”) in connection with the filing of the above-referenced registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) up to 25,197,657 shares (“Shares”) of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), that may be issued pursuant to the terms of the Agreement and Plan of Merger dated as of November 23, 2004 (the “Merger Agreement”) among the Company, Quake Sub, Inc., an Indiana corporation and wholly owned subsidiary of the Company (“Merger Sub”) and Starcraft Corporation, an Indiana corporation (“Starcraft”).

We have examined the Registration Statement, the Merger Agreement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, certain resolutions of the Company’s Board of Directors, and other proceedings of the Company related thereto. We have also examined such records, documents, certificates of public officials and of the Company, made such inquiries of officers of the Company and public officials, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed (a) that each other party has the power and authority, or if such party is an individual, the capacity, to execute and deliver, and to perform and observe the provisions of, such documents, (b) the due authorization by each such party of all requisite action and the due execution and

Quantum Fuel Systems Technologies Worldwide, Inc.

January 19, 2005

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delivery of such documents by each such party, and (c) that such documents constitute the legal, valid and binding obligations of each such party. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

Based upon and subject to the foregoing, we are of the opinion that upon (i) receipt of the requisite stockholder vote and the consummation of the Merger pursuant to the terms and conditions of Merger Agreement, including the filing of an amended and restated certificate of incorporation of the Company with the Delaware Secretary of State increasing the authorized number of shares of Common Stock, and (ii) issuance of the Shares and delivery of the certificates representing the Shares in the form of the specimen certificate examined by us in accordance with the terms of the Merger Agreement, manually signed by an authorized officer of the transfer agent and registrar of the Common Stock, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is based solely on the General Corporation Law of the State of Delaware, including the relevant portions of Delaware’s constitution, statutes, and case law in effect as of the date hereof. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the included prospectus.

Very truly yours,

/s/ MORRISON & FOERSTER LLP